SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a party other than the Registrant   ☐

Check the appropriate box

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

GATEWAY ENERGY CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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1415 Louisiana Street, Suite 4100

Houston, Texas 77002

April 19, 2010

Dear Stockholder:

You are probably aware that Frederick M. Pevow Jr. and his affiliate GEC Holding, LLC (collectively, “Pevow”) have commenced a process to: (i) remove, without cause, all members of the Company’s board, other than John A. Raasch, that you previously elected; (ii) elect Perin Greg deGeurin, David F. Huff, John O. Niemann, Jr., Frederick M. Pevow, Jr. and Paul G. VanderLinden, III, as directors of the Company; and (iii) repeal any provision of the Company’s Amended and Restated By-laws in effect at the time his proposal becomes effective that was not included in the By-laws that were filed with the Securities and Exchange Commission on March 26, 2010.  Pevow proposes to do this by soliciting your consent to three proposals, each of which is described in the enclosed document.

If Pevow’s proposals are adopted, the directors selected by Pevow would comprise five of the six members of the Board, and six of your duly-elected directors would be removed.  All but one of the current members of the Board are independent.  The current directors are committed to enhancing the Company’s value for all of its stockholders and have significant financial and industry experience.

We believe, for the reasons stated above and described in greater detail in the enclosed document, that Pevow’s actions are not in the best interests of Gateway’s stockholders.  We are committed to acting in the best interests of all of the Company’s stockholders.  For the reasons stated above and described in greater detail in the enclosed document, we believe that you should oppose the proposals sought by Pevow and allow our current Board of Directors and management an opportunity to put into action and achieve the goals set forth in its proposed business plan.  Accordingly, we strongly urge you to reject Pevow’s efforts to influence your Board and your Company.

You can reject Pevow’s proposals in three ways. First, do NOT sign Pevow’s WHITE consent card. Second, if you have already signed and submitted to Pevow or InvestorCom, Inc. a WHITE consent card, you may revoke that consent by immediately (a)  marking, signing, dating and mailing the enclosed GOLD Consent Revocation Card, or (b) submitting your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided, or (c) by calling 1-866-593-3361.  Finally, if you have not signed Pevow’s consent card, you can show your support for the current Board by submitting your consent revocation using one of the three methods set forth above.  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.  Thank you for your support.

Very truly yours,

/s/ Robert Panico

Robert Panico
President and Chief Executive Officer

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the Company’s consent revocation solicitor:

The Altman Group
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (877) 297-1743
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

GATEWAY ENERGY CORPORATION

1415 Louisiana Street, Suite 4100
Houston, Texas 77002

April 19, 2010

PROXY STATEMENT
BY THE BOARD OF DIRECTORS OF
GATEWAY ENERGY CORPORATION IN OPPOSITION TO
A CONSENT SOLICITATION BY GEC HOLDING, LLC,
FREDERICK M PEVOW JR., PERIN GREG DEGEURIN, DAVID F. HUFF,
JOHN O. NIEMANN, JR. AND PAUL G. VANDERLINDEN, III

This Proxy Statement is furnished by the the Board of Directors (the “Board”) of Gateway Energy Corporation, a Delaware corporation (“Gateway” or the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $0.25 per share in connection with the Board’s opposition to the solicitation of written stockholder consents by GEC Holding, LLC, Frederick M. Pevow, Jr. (“Mr. Pevow”), Perin Greg deGeurin, David F. Huff, John O. Niemann, Jr., and Paul G. VanderLinden, III (collectively, “Pevow”).  As of March 15, 2010, Pevow held shares that he had purchased representing 11.8% of Gateway’s outstanding common stock and voting agreements covering an additional 16.2% of the outstanding shares.

On March 18, 2010, Pevow publicly announced his intent to remove all members of the Board of Directors, except John A. Raasch.  If Pevow’s proposals are adopted, the directors selected by Pevow (collectively, the “Pevow Directors”) would comprise five of the six members of the Board, and six of your duly-elected directors would be removed.  All but one of the current members of the Board are independent.  The current directors are committed to enhancing the Company’s value for all of its stockholders and have significant financial and industry experience.

The Board opposes the solicitation by Pevow.  The Board is committed to acting in the best interests of all of the Company’s stockholders.

This Proxy Statement and the enclosed GOLD Consent Revocation Card are first being mailed to stockholders on or about April 19, 2010.

Important Notice Regarding the Availability of Consent Materials for this Consent Solicitation

This Consent Statement is available at www.proxyonline.com/docs/GatewayEnergy

THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY PEVOW, BUT INSTEAD TO MARK, SIGN, DATE AND RETURN THE GOLD CARD INCLUDED WITH THESE MATERIALS OR TO SUBMIT YOUR CONSENT REVOCATION VIA THE INTERNET BY ACCESSING HTTPS://WWW.DIRECTVOTE.COM/GNRG OR BY TELEPHONE AT 1-866-593-3361.

If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent.  Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and to mark, sign, date and mail the card in the postage-paid envelope provided or to submit your consent revocation via the Internet or by telephone.  Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us to keep track of the progress of the consent process.  Regardless of the number of shares you own, your consent revocation is important.  Please act today.

If your shares are held in “street name,” only your broker or your banker can act with respect to your shares.  Please contact the person responsible for your account and instruct him or her to submit a consent revocation on your behalf today.

In accordance with Delaware law and the Company’s By-laws, the Board has fixed a record date of April 11, 2010 (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Pevow’s Consent Solicitation.  Only stockholders of record as of the close of business on April 11, 2010 may execute, withhold or revoke consents with respect to Pevow’s Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

The Altman Group
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (877) 297-1743
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

FORWARD LOOKING STATEMENTS

Statements made in this Proxy Statement and other reports and proxy statements filed with the Securities and Exchange Commission (“SEC”) communications to shareholders, press releases and oral statements made by representatives of the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to possible future events, our future performance, and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. Actual results could differ materially from those projected in such forward-looking statements as a result of the risk factors set forth from time to time in filings we make with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.  Therefore, we cannot guarantee future results, levels of activities, performance, or achievements.  We are under no duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to changes in our expectations.

DESCRIPTION OF PEVOW’S CONSENT SOLICITATION

As set forth in his consent solicitation materials filed with the Commission by Pevow (“Pevow’s Consent Solicitation”), Pevow is seeking your consent for the following proposals:

(1) to remove, without cause, all members of the Company’s Board of Directors, and any person or persons elected or appointed to the Board by any of such directors to fill any vacancy or newly-created directorship, other than John A. Raasch (the “Removal Proposal”);

(2) to elect Perin Greg deGeurin, David F. Huff, John O. Niemann, Jr., Frederick M. Pevow, Jr. and Paul G. VanderLinden, III as directors of the Company (the “Board Election Proposal”); and

(3) to repeal any provision of the Company’s Amended and Restated By-Laws in effect at the time his proposal becomes effective that was not included in the By-Laws that became effective on March 24, 2010 and were filed with the Securities and Exchange Commission on March 26, 2010 (the “By-law Proposal”).

BACKGROUND OF THE CONSENT SOLICITATION

On February 11, 2010, Pevow filed a Schedule 13D with the SEC, indicating that he had obtained beneficial ownership of more than 5% of the outstanding common stock of Gateway.

On February 22, 2010, Mr. Pevow met with Steve Cattron, the independent Chairman of the Board of Gateway, to discuss Mr. Pevow’s plans with respect to the Company.  In the course of these discussions, Mr. Pevow discussed:  (1) a potential sale to Pevow of all of the outstanding capital stock of the Company, or (2) a potential sale of the Company’s Waxahachie distribution system to Pevow and a possible purchase by the Company of Pevow’s shares of Gateway common stock.  Mr. Pevow stressed in these discussions that his plans were conceptual in nature and, while not making any firm offers, stated to Mr. Cattron that his interest in acquiring Gateway would be at a price in the range of $0.40 and $0.45 per share.   Mr. Cattron offered to discuss a Board seat for Mr. Pevow, but he declined.

On March 18, 2010, Pevow commenced a process to solicit written consents, asking stockholders to consent to the Removal Proposal, Board Election Proposal and By-law Proposal.

On March 22, 2010, we received a request from Pevow that the Board fix a record date for the purpose of determining the stockholders of the Company entitled to consent to the Removal Proposal, Board Election Proposal and By-law Proposal.

On April 1, 2010, the Board fixed April 11, 2010 as the record date for the purpose of determining the stockholders of the Company entitled to consent to the Removal Proposal, Board Election Proposal and By-law Proposal.

REASONS TO REJECT PEVOW’S CONSENT SOLICITATION PROPOSALS

YOUR BOARD OF DIRECTORS STRONGLY BELIEVES THAT THE CONSENT SOLICITATION CURRENTLY UNDERTAKEN BY PEVOW IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS STOCKHOLDERS.

Your Board of Directors unanimously believes that Pevow’s proposals are not in the best interests of all our stockholders.  For the reasons set forth below, your Board of Directors urges you to reject Pevow’s consent solicitation and to mark, sign, date and return the GOLD consent revocation card or to submit your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided, or by calling 1-866-593-3361, whether or not you have previously submitted a consent card sent to you by Pevow.

Your Board of Directors has announced and initiated a process to review the Company’s strategic alternatives.

Gateway has announced the creation of a special committee of the Board (the “Special Committee”), composed of four independent directors, directed to represent the interests of the Company and all of its stockholders in connection with strategic alternatives.  The Special Committee is actively reviewing these alternatives and has engaged Growth Capital Partners (“GCP”) to act as independent financial adviser to the Special Committee and the Board.  With the assistance of GCP, Gateway will initiate discussions with parties who are believed to potentially have interest in a strategic transaction with the Company.  Potential strategic alternatives to enhance stockholder value could include a potential merger or combination with another company, a potential acquisition or joint venture, a potential sale of Gateway or its assets, or other transactions.

Despite the collapse of natural gas prices and the economic effects of Hurricane Ike, Gateway experienced significant success under the current  Board of Directors and management.

Our current President and Chief Executive Officer was appointed on May 26, 2005 and all but one of the members of our Board joined after that date.  Between that date and July 2008, when natural gas prices, and the natural gas industry as a whole, began its precipitous decline, our common stock price rose approximately 369% based on the closing price on July 14, 2008.  Even after the industry crisis and economic impact of Hurricane Ike, through April 5, 2010, our common stock price has risen 70% since the appointment of current management.  Shareholders' equity, a measure of the value of your ownership in the Company, has increased over 300% from $4.0 million on June 30, 2005 to $12.1 million on December 31, 2009.

Gateway has been making progress addressing its largest problem, that Gateway is too small to be public.

The current Board continues to focus on a major dilemma facing Gateway.  As a public company, Gateway has very high general and administrative expenses associated with it being a public company, such as auditing and tax services, legal, Sarbanes Oxley consulting, investor relations, independent Board of Director fees as well as director and officer insurance.  Recognizing that the expenses associated with being a public company cannot be significantly reduced, Gateway has been aggressively pursuing a growth strategy intended to increase Gateway’s revenue base to a level that can justify the expense of being a public company.

In January 2010, the Company completed the acquisition of the Hickory Creek Gathering System, located in the core of the Barnett Shale in north Texas.  The Hickory Creek Gathering System is expected to generate an additional $770,000 of revenues for Gateway in 2010, assuming no new wells are drilled during the year, without a significant increase in costs and expenses.  There are currently 15 producing wells connected to the system.  In addition, the producers have identified 18 additional drilling locations within the dedicated leases for future development, which, if added to the system, would result in additional revenues with no significant increase in costs and expenses.  Gateway also expects that its new presence in the Barnett Shale will present it with opportunities for acquisitions and development projects in that area.

At the same time, Gateway has taken steps to reduce general and administrative expenses.  In 2009, the Company reduced total salary and employee related costs by almost $80,000 from the prior year. The Company has not increased the Chief Executive Officer’s salary for two consecutive years and none of the employees will receive salary increases for 2010.  The sale of the Shipwreck Platform and Crystal Beach Terminal is expected to reduce what Gateway would have otherwise incurred in fiscal 2010 for insurance costs by approximately $500,000 and eliminated an estimated $3.4 million in future abandonment obligations.  These cost reductions, along with other initiatives, are expected to reduce general and administrative costs in 2010 by approximately 20%.

Pevow has not explained why he believes his hand-picked nominees would be more successful at addressing these issues than your current Board.

In support of his board nominees, Pevow has described a very general intent to reduce the general and administrative expenses of the Company and  review capital raising alternatives, which is consistent with the focus of the current Board.  Pevow, however, has not offered any tangible solutions for the improvement of Gateway's operations or the reduction of expenses.  Further, Pevow has not explained why he thinks his hand-picked nominees would be more successful at addressing the issues facing the Company than your current Board.

The Pevow Consent Solicitation is an attempt to remove six directors who are acting in the best interests of Gateway stockholders, five of whom are independent directors.

A consent in favor of the Pevow proposals would be a consent to remove six of your duly-elected directors, including the Company’s Chief Executive Officer, from the Board.  All but one of the members of the Board are independent directors.  Each current director is committed to enhancing the Company’s value for all of its stockholders.  The Board believes that the interests of Gateway stockholders will be best served if the Company’s current independent directors decide what action is in the best interests of the Company’s stockholders and to act upon that decision.  The current Board has significant financial and industry experience which has generated, and continues to generate, opportunities and valuable relationships for the Company.

WE URGE STOCKHOLDERS TO REJECT PEVOW’S CONSENT SOLICITATION AND TO IMMEDIATELY REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

IN ORDER TO ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED GOLD CONSENT REVOCATION CARD OR SUBMIT YOUR CONSENT REVOCATION VIA THE INTERNET BY ACCESSING HTTPS://WWW.DIRECTVOTE.COM/GNRG OR BY TELEPHONE AT 1-866-593-3361 AS SOON AS POSSIBLE.  DO NOT DELAY.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Q: WHO IS MAKING THIS SOLICITATION?

A: The Board of Directors, on behalf of the Company.

Q: WHAT ARE WE ASKING YOU TO DO?

A: You are being asked to revoke any consent that you may have previously delivered in support of the proposals described in Pevow’s Consent Solicitation Statement and, by doing so, retain your current Board, which will continue to act in your best interests.

Q: IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?
A: No. Until a requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s  organizational documents and certified by the inspectors,  the consent will not become effective as stockholder action.  At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card or submitting your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided or by calling 1-866-593-3361, as discussed in the following question.

Q: WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION?

A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and by marking, signing, dating, and mailing the card in the postage-paid envelope provided , you will revoke any earlier dated consent that you may have delivered to Pevow.  Even if you have not submitted a consent card, you may submit your consent revocation as described above.  Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: WHAT SHOULD I DO TO REVOKE MY CONSENT?

A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the GOLD Consent Revocation Card.  Then, mark, sign, date, and return the enclosed GOLD Consent Revocation Card today to The Altman Group in the postage-paid envelope provided.  It is important that you date the GOLD Consent Revocation Card when you sign it.  You may also submit your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided or by calling 1-866-593-3361.

Q: WHAT HAPPENS IF I DO NOTHING?

A: If you do not return either the GOLD Consent Revocation Card or the white consent card you have received, you will effectively be voting AGAINST Pevow’s proposals.  If you previously marked, signed, dated and mailed a white consent card, and you do nothing more, then you will be voting FOR Pevow’s proposals.

Q: WHAT IS THE BOARD’S POSITION WITH RESPECT TO PEVOW’S PROPOSALS?

A: Your Board has determined that Pevow’s proposals are not in the best interest of the Company’s stockholders and that stockholders should reject the proposals. The Boards’s reasons and recommendations are contained in the section entitled “Reasons to Reject Pevow’s Consent Solicitation Proposals.”

Q: WHAT DOES THE BOARD RECOMMEND?

A: The Board strongly believes that the solicitation being undertaken by Pevow is not in the best interests of the Company’s stockholders. The Board opposes the solicitation by Pevow and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q: WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO PEVOW’S PROPOSAL?

A: Only the stockholders of record of the Company common stock on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to Pevow’s proposals.  A record date of April 11, 2010 has been established.

Q: WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A: Please call The Altman Group toll free at (877) 297-1743.

THE CONSENT PROCEDURE

BACKGROUND

In accordance with Delaware law and the Company’s By-laws, the Board has fixed a record date of April 11 (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Pevow’s Consent Solicitation.  As of the Record Date, there were 19,397,125 shares of the Company’s common stock outstanding, each entitled to one consent.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold or revoke consents in connection with Pevow’s proposals.  Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of the Company’s common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute a consent revocation on their behalf to withhold or revoke their consents.

EFFECTIVENESS OF CONSENTS

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The Company’s certificate of incorporation does not prohibit stockholder action by written consent.  Under Section 228 of the Delaware General Corporation Law, the Pevow Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company and reviewed in accordance with our By-Laws.

BECAUSE PEVOW’S PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD, WE URGE YOU TO ACT PROMPTLY TO RETURN THE GOLD CONSENT REVOCATION CARD OR SUBMIT YOUR CONSENT REVOCATION VIA THE INTERNET BY ACCESSING HTTPS://WWW.DIRECTVOTE.COM/GNRG OR BY TELEPHONE AT 1-866-593-3361 AS SOON AS POSSIBLE.

EFFECT OF CONSENT REVOCATION

A stockholder may revoke any previously signed consent by marking, signing, dating, and returning to the Company a GOLD Consent Revocation Card or submitting your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided or by calling 1-866-593-3361.  A consent may also be revoked by delivering a written revocation of your consent to Pevow.  Stockholders are urged, however, to deliver all consent revocations to The Altman Group.  The Company requests that if a revocation is instead delivered to Pevow, a copy of the revocation also be delivered to the Company, c/o The Altman Group at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing, dating and delivering the GOLD Consent Revocation Card or submitting your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided or by calling 1-866-593-3361, you will be deemed to have revoked your consent to all of Pevow’s proposals.

If any shares of common stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to your stock brokerage firm, bank nominee or other similar “street name” holder to grant or revoke consent for the shares of common stock held in your name.  Accordingly, you should contact the person responsible for your account and direct him or her to execute a consent revocation on your behalf.  You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o The Altman Group at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO PEVOW.  TO DO SO, YOU NEED ONLY MARK, SIGN, DATE, AND RETURN, IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO PEVOW’S CONSENT PROPOSALS.  YOU MAY ALSO SUBMIT YOUR CONSENT REVOCATION VIA THE INTERNET BY ACCESSING HTTPS://WWW.DIRECTVOTE.COM/GNRG OR BY TELEPHONE AT 1-866-593-3361.  THE CONSENT REVOCATION WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

The Company has retained The Altman Group to assist it in communicating with stockholders in connection with Pevow’s Consent Solicitation and to assist in our efforts to obtain consent revocations.  If you have any questions about how to complete or submit your GOLD Consent Revocation Card by mail, via the Internet or by telephone, or any other questions, The Altman Group will be pleased to assist you.  You may call The Altman Group toll free at (877) 297-1743.  You may also contact The Altman Group at proxyinfo@altmangroup.com.

You should carefully review this Proxy Statement.  YOUR TIMELY RESPONSE IS IMPORTANT.  You are urged not to sign any white consent cards.  Instead, reject the solicitation efforts of Pevow by promptly completing, signing, dating, and mailing the enclosed GOLD Consent Revocation Card to The Altman Group at 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071 or submitting your consent revocation to us via the Internet by accessing https://www.directvote.com/gnrg and following the instructions provided or by calling 1-866-593-3361.  Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to Pevow’s proposals.

CANCELLATION OF CONSENT REVOCATION

Any consent revocation may itself be revoked by marking, signing, dating, and delivering a written revocation of your consent revocation to the Company or to Pevow or by delivering to Pevow a subsequently dated white consent card that Pevow sent to you.

RESULTS OF THIS CONSENT REVOCATION SOLICITATION

The Company is in the process of retaining two persons to act as independent inspectors of elections in connection with Pevow’s solicitation.  According to the provisions of the Company’s By-laws, the inspectors of elections will review any consents delivered to the Company to determine the sufficiency of the consents and the validity of the action to be taken by stockholder consent.  The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

TERMINATION OF THIS CONSENT REVOCATION SOLICITATION

The Company intends to notify stockholders of the termination of the consent revocation solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with Pevow’s Consent Solicitation or this Proxy Statement.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings, provided that they comply with the proxy rules promulgated by the SEC and our by-laws.  Stockholders wishing to present a proposal at our 2010 Annual Meeting of Stockholders must have submitted such proposal to us by December 14, 2009, if they wished for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.  In addition, under our by-laws, a stockholder wishing to nominate a person to our Board of Directors at the 2010 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2010 Annual Meeting of Stockholders, must have submitted the required information to us between February 19, 2010 and March 21, 2010.

If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company's annual meeting for the prior year or the tenth day following the day on which public announcement of the date of such meeting was first made, then notice of a stockholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 or the nomination must be received not earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC.  SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file.  Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009, except that, according to public records, Charles Oliver Buckner, a director of the Company,  filed one Form 4 late during fiscal 2009, which covered one open market purchase of 31,646 shares of our common stock by Mr. Buckner on May 20, 2009.

SOLICITATION OF CONSENT REVOCATIONS

COST AND METHOD

The cost of the solicitation of revocations of consent will be borne by the Company.  The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but not including costs of litigation related to the solicitation) will be approximately $101,000, of which approximately $67,500 has been incurred as of the date hereof.  In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of electronic or telecommunication.  The Company does not plan to solicit consents via internet chat rooms.

The Company has retained The Altman Group as solicitors, at a fee not expected to exceed $35,000, to assist in the solicitation of revocations.  The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock.  The Altman Group has advised the Company that approximately 25 of its employees will be involved in the solicitation of revocations on behalf of the Company.  In addition, certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION REGARDING THE PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Under applicable regulations of the Commission, each of the members of the Board and certain of our executive officers identified herein are participants in this solicitation of consent revocations.  Please refer to Appendix A “Recent Trading History Regarding Participants in this Consent Revocation Solicitation” and Appendix B “Security Ownership of Certain Beneficial Owners and Management” for information regarding our directors and certain of our executive officers who may be deemed to be participants in the solicitation.  The following sets forth the name, principal business address, present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company who may solicit consent revocations from stockholders of the Company.  Unless otherwise set forth below, the principal business address of such participants is 1415 Louisiana, Suite 4100, Houston, Texas 77002.

Charles O. Buckner has served on the Board of Directors since 2008 and currently serves as the Chairman of the Audit Committee.  Mr. Buckner is a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client services and administrative roles, including chairmanship of Ernst & Young’s United States energy practice.  Mr. Buckner presently serves as director of Patterson-UTI, a public company providing contract drilling and pressure pumping services to exploration and production companies, and Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico.  Mr. Buckner served as a director of Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007.  Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Steven W. Cattron has served on the Board of Directors since 2005, and currently serves as the Chairman of the Board.  He currently is owner of Cattron Enterprises, Inc., a professional consulting practice focused on improving profitability of small- to medium-sized companies.  Prior to that, he was President and Chief Operating Officer of Missouri Gas Energy, a natural gas distribution company serving Western Missouri as well as Vice President of Sales and Marketing and Regulatory Affairs for Kansas City Power and Light, an electric company serving western Missouri and eastern Kansas.

William A. Henry has served on the Board of Directors since 2008, and currently serves as Vice President of Brown, Williams, Morhead and Quinn, an energy consulting firm.  He primarily is focused on gas storage, LNG projects and gas marketing programs.  Mr. Henry retired as Vice President of Freeport LNG Development, LP in August 2009.  At Freeport LNG he was in charge of pipeline design and construction, responsible for obtaining all federal, state and local permits for the terminal and pipeline, public relations and land acquisitions.  Prior to that, he served as president of several operating divisions for Enron, including Northern Border Pipeline and Peoples Natural Gas, a gas distribution company and served as executive vice president for Reliant/NorAm Energy.  Mr. Henry has a B.S. in Petroleum Engineering from Louisiana State University and an Associate Degree from Harvard Business School.

Robert Panico has served on the Board of Directors since 2005.  Mr. Panico was elected as the Company’s President and Chief Executive Officer in May 2005.  Mr. Panico served as a Vice President of the Company from 1997 to 2005.  Mr. Panico has over 31 years of oil and gas industry experience.  Mr. Panico previously served as Director of Duke Energy Field Services and was responsible for the South Texas region.  Mr. Panico also has been employed with Williams, American Oil and Gas, Tenneco and United Energy Resources and has extensive experience in business development, mergers and acquisitions, gas storage and natural gas processing.  Mr. Panico has an engineering degree from the University of South Florida and currently serves on the Board of Directors for the Texas Pipeline Association.

John A. Raasch has served on the Board of Directors since 2004 and currently serves as the Chairman of the Nominating Committee.  He was Senior Vice President of Wachovia Securities until his retirement on December 31, 2003 after 33 years of service.  Mr. Raasch served as Interim President and Chief Executive Officer of Gateway Energy Corporation from October 2004 through May 2005.

J. Darby Seré has served on the Board of Directors since 2005.  Mr. Seré is currently President, Chief Executive Officer and Chairman of GeoMet, Inc., a coal bed methane exploration and development company.  Mr. Seré has over 35 years of experience in the oil and gas business, including 18 years as Chief Executive Officer of two publicly held exploration and production companies.  Mr. Seré served as President, Chief Executive Officer, and a Director of Bellwether Exploration Company from 1988 to 1999, where he also served as Chairman of the Board from 1997 to 1999, and was a co-founder and President, Chief Executive Officer and Director of Bayou Resources, Inc. from 1982 to 1987.  Mr. Seré was Manager of Acquisitions, Vice President–Acquisitions and Engineering and Executive Vice President of Howell Corporation / Howell Petroleum Corporation from 1977 to 1981.  Mr. Seré began his career as a staff reservoir engineer for Chevron Oil Co. in 1970.  Mr. Seré holds a Bachelors degree in Petroleum Engineering from Louisiana State University and a Masters of Business Administration from Harvard University.

Gordon L. Wright has served on the Board of Directors since 2005 and currently serves as the Chairman of the Compensation Committee.  Mr. Wright has over 40 years experience in the oil and gas industry and presently is the President of Gordon L. Wright Petroleum Consulting Company.  In the course of his career he has been directly involved in projects in over 22 foreign countries as well as major producing provinces in the United States.  Mr. Wright is former President and Chief Executive Officer of CMS NOMECO Oil & Gas Co., a privately held international and domestic energy company.  Mr. Wright also served as President and Chief Executive Officer of CGAS, Inc., an Appalachian independent oil and gas producer.  Mr. Wright holds a Bachelor of Science degree in Petroleum Engineering from West Virginia University and is a veteran of the Vietnam Conflict.

Christopher M. Rasmussen has served as the Company’s Chief Financial Officer, Treasurer and Secretary since 2005.  He was the Senior Financial Accountant for the Company between 1999 and 2005, at which time he left the Company for a period of nine months and was a senior accountant of Apache Corporation, before returning to assume his current position with the Company.

The Company has entered into employment agreements with Mr. Panico and Mr. Rasmussen which provide for severance payments in the event the Company terminates the officer’s employment other than for cause, or if he resigns following certain adverse changes in the terms of his employment that constitute “good reason” under the agreement. The employment agreements provide that the severance benefit for Messrs. Panico and Rasmussen will be a multiple of 1.5 and 1, respectively, times an amount equal to the highest sum of the officer’s base salary plus annual incentive bonus earned, in each of the three most recently completed fiscal years of the Company, provided that in the event of a change of control which has occurred prior to the date of termination, such multiples increase to 2 and 1.5 times, respectively.

A “change in control” means the occurrence of any of the following events and is deemed to have occurred on the date the first such event occurs:

•
Change in Voting Power.  Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company, or any Subsidiary, or any entity beneficially owned by any of the foregoing) beneficially own (as defined in Rule 13(d)-3 under the Exchange Act) without Board approval or consent, directly or indirectly, at least 30% of the total voting power of the Company entitled to vote generally in the election of the Board;

•	Change in Board of Directors. Either:

o
 the “current directors” cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “director” means any current member of the Board, and any successor of a current director whose election or nomination for election by the Company’s stockholders was approved by at least a majority of the current directors then on the Board); or

o	at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

•
Liquidation, Merger or Consolidation. The stockholders of the Company approve an agreement providing for the merger or consolidation of the Company (a) in which the Company is not the continuing or surviving corporation (other than consolidation or merger with a wholly owned subsidiary of the Company in which all shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the shares are converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

•
Sale of Assets. The stockholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company or a plan of complete liquidation of the Company.

The employment agreements also have customary non-competition provisions and customer and personnel non-solicitation provisions.  The employment agreements have indefinite terms.  We believe that these provisions and agreements are necessary to both retain Messrs. Panico and Rasmussen and protect the Company’s interests.

Our certificate of incorporation and by-laws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law.  Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, we have entered into separate indemnification agreements with our directors and officers that could require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.  Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law.  Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Except as described in this Proxy Statement or Appendix A or Appendix B, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities.  Except as disclosed in this Proxy Statement or Appendix A or Appendix B, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities.  Other than as disclosed in this Proxy Statement or Appendix A or Appendix B, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Proxy Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.  Other than as set forth in this Proxy Statement or Appendix A or Appendix B, neither of the Company, the participants nor any of their associates has had, or will have, a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Proxy Statement or Appendix A or Appendix B, neither the Company, the participants, nor any of their affiliates owns any shares of record, but not beneficially.

Other than as set forth in this Proxy Statement or Appendix A or Appendix B, neither the Company, the participants, nor any of their affiliates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party.

Other than as set forth in this Proxy Statement or Appendix A or Appendix B, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries. Other than the persons described above and in Appendix A, no general class of employee of the Company will be employed to solicit stockholders.  However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation of revocations of consents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Appendix B to this Proxy Statement sets forth information regarding beneficial ownership of the Company’s common stock by certain beneficial owners and the Company’s management as of April 11, 2010.  There were 19,397,125 shares of the Company’s common stock outstanding and entitled to consent as of April 11, 2010.

APPENDIX A

RECENT TRADING HISTORY OF PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions and dispositions of the common stock of Gateway Energy Corporation. (the “Company”) which were made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Name of Participant	Date	Acquired		Disposed	Price Per Share
Charles Oliver Buckner	09/11/09	40,000		—	$0.40
	05/20/09	31,646		—	$0.316
	05/22/09	4,350		—	$0.32
	05/21/08	11,764		—	$0.85

Steven W. Cattron	05/20/09	31,646		—	$0.316
	05/21/08	11,764			$0.85

William A. Henry	09/02/09	5,000		—	$0.38
	05/20/09	31,646		—	$0.316
	05/21/08	11,764		—	$0.85

Robert Panico	02/01/10	25,000		—	$0.25
	02/01/10	—		19,272	$0.36
	05/20/09	228,000	(1)	—	$0.316
	05/21/08	138,158	(1)	—	$0.85

John A Raasch	09/15/09	10,000		—	$0.44
	09/08/09	10,000		—	$0.45
	08/31/09	21,665		—	$0.35
	05/20/09	31,646		—	$0.316
	09/15/08	5,000		—	$0.65
	09/12/08	5,000		—	$0.60
	05/21/08	11,764		—	$0.85

J. Darby Seré	05/29/09	10,000		—	$0.36
	05/20/09	31,646		—	$0.316
	05/21/08	11,764		—	$0.85

Christopher Rasmussen	05/20/09	142,000	(1)	—	$0.316
	09/11/08	4,000		—	$0.57
	05/21/08	65,789	(1)	—	$0.85

Gordon L. Wright	05/20/09	31,646		—	$0.316
	05/21/08	11,764		—	$0.85

(1) Grant of stock options

A-1

APPENDIX B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2010, regarding the beneficial ownership of our common stock by:

•	each stockholder known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on approximately 19,397,125 shares of our common stock outstanding as of March 31, 2010.  To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.  Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Gateway Energy Corporation, 1415 Louisiana Street, Suite 4100, Houston, Texas 77002.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after March 31, 2010, including through the exercise of any equity award.  The “Percentage of Shares” column treats as outstanding all shares underlying equity awards held by the stockholder, but not shares underlying equity awards held by other stockholders.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Charles O. Buckner, Director	87,760 (1)	*
Common Stock	Steven W. Cattron, Chairman	53,936 (2)	*
Common Stock	William A. Henry, Director	52,410 (3)	*
Common Stock	Robert Panico, Director, Chief Executive Officer and President	880,208 (4)(5)	4.2%
Common Stock	John A. Raasch, Director	1,281,409 (6)	6.6%
Common Stock	J. Darby Seré, Director	73,936 (7)	*
Common Stock	Gordon L. Wright, Director	53,410 (8)	*
Common Stock	Christopher M. Rasmussen, Chief Financial Officer, Treasurer and Secretary	416,789 (9) (10)	2.1%
	All directors, officers as a group (8 persons)	2,899,858	14.0%

B-1

*Indicates less than 1% ownership.
(1) Information obtained from Mr. Buckner’s Form 4 filed with the SEC on September 14, 2009.
(2) Information obtained from Mr. Cattron’s Form 4 filed with the SEC on May 22, 2009.
(3) Information obtained from Mr. Henry’s Form 4 filed with the SEC on September 2, 2009.
(4) Information obtained from Mr. Panico’s Form 4s filed with the SEC on May 22, 2009 and February 4, 2010.

(5) Includes 20,706 shares of Common Stock beneficially owned directly, 3,344 shares of Common Stock beneficially owned indirectly and 856,158 shares of Common Stock purchasable pursuant to exercisable stock options.

(6) Information obtained from Mr. Raasch’s Form 4 filed with the SEC on September 16, 2009.
(7) Information obtained from Mr. Seré’s Form 4 filed with the SEC on June 1, 2009.
(8) Information obtained from Mr. Wright’s Form 4 filed with the SEC on May 22, 2009.
(9) Information obtained from Mr. Rasmussen’s Form 4s filed with the SEC on September 11, 2008 and May 22, 2009.
(10) Includes 29,000 shares of Common Stock beneficially owned directly and 387,789 shares of Common Stock purchasable pursuant to exercisable stock options.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	GEC Holdings, LLC 910 Oak Valley Drive Houston, TX 77024	5,438,265 (2)	28.0%
Common Stock	Josh Buterin 365 Kaw Lane East Lake Quivera, KS 66217	2,169,896(3)	11.2%

(1)	Based upon 19,397,125 shares of Common Stock outstanding as of March 31, 2010.
(2)	Based upon GEC Holdings, LLC Form 13D filed on March 18, 2010. Includes 2,292,070 shares for which GEC Holdings has sole dispositive power.
(3)
This amount is included in the number of shares beneficially owned by GEC Holdings, LLC.  Mr. Buterin's ownership is based on a disclosure made by Pevow in his preliminary proxy statement filed on March 18, 2010.

B-2

CONSENT REVOCATION CARD — GOLD

CONSENT REVOCATION
SOLICITED BY THE
THE BOARD OF DIRECTORS
OF GATEWAY ENERGY CORPORATION

HERE ARE THREE WAYS TO DELIVER YOUR CONSENT REVOCATION
TELEPHONE	INTERNET	MAIL
This method is available for residents of the U.S. and Canada.  On a touch tone telephone call TOLL FREE 1-866-593-3361, 24 hours a day, 7 days a week.  You will be prompted to provide your unique “Control Number” shown below.  Have your consent revocation card ready, then follow the prerecorded instructions.
	Visit the Internet website at https://www.directvote.com/gnrg Enter the unique “Control Number” shown below and follow the instructions on your screen.	Simply complete, sign and date your Consent Revocation Card and return it in the postage-paid envelope.

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the Company’s consent revocation solicitor:

The Altman Group, Inc.
Call Toll Free:  (877) 297-1743
Email: proxyinfo@altmangroup.com
Facsimile:  (201) 460-0050

The undersigned, a record holder of shares of common stock, par value $0.25 per share, of Gateway Energy Corporation (the “Company”), acting with respect to all shares of the Company’s common stock held by the undersigned, hereby acts as follows concerning the proposals of Pevow set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as    ☑ indicated in this example.

PROPOSAL 1:
Proposal made by Pevow to remove, without cause, all members of the Company’s Board of Directors, and any person or persons elected or appointed to the Board by any of such directors to fill any vacancy or newly-created directorship, other than John A. Raasch,

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
☐ ABSTAIN

INSTRUCTION:
IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Proposal made by Pevow to elect those individuals identified on the Pevow consent card as directors of the Company
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
☐ ABSTAIN

INSTRUCTION:
IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PROPOSAL 3:
Proposal made by Pevow to repeal any provision of the Company’s Amended and Restated By-Laws (the “By-laws) in effect at the time his proposal becomes effective that was not included in the By-Laws that became effective on March 24, 2010 and were filed with the Securities and Exchange Commission on March 26, 2010

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
☐ ABSTAIN

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL THREE OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON APRIL 11, 2010:

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: , 2010
Print Name:
Signature (Title, if any):
Signature (if held jointly):
Title or Authority:

Please sign in the same form as name appears hereon.  Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give the title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT PEVOW AND HIS EFFORTS, WHICH THE BOARD STRONGLY BELIEVES ARE NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS STOCKHOLDERS.  FIRST, DO NOT SIGN PEVOW’S  WHITE CONSENT CARD.  SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY MARKING, SIGNING, DATING, AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD IMMEDIATELY. FINALLY,  IF YOU HAVE NOT SIGNED PEVOW’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY MARKING, SIGNING, DATING, AND MAILING THE ACCOMPANYING GOLD CONSENT REVOCATION CARD.  PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

The Altman Group
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (877) 297-1743
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

PLEASE RETURN YOUR GOLD CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR GOLD CONSENT REVOCATION CARD TO THE ALTMAN GROUP.